SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	97-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 802-7240

ITEM 5.    OTHER EVENTS.

On April 24, 2002, Conceptus, Inc. issued a press release announcing financial results for the three months ended March 31, 2002. Text of the press release follows:

SAN CARLOS, Calif. (April 24, 2002) — Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today announced financial results for the three months ended March 31, 2002. Highlights of the 2002 first quarter and recent weeks include:

•	Early submission of the final Premarket Approval (PMA) application to the U.S. Food and Drug Administration (FDA) for Essure™
•	Achievement of more than 900 woman-years of effectiveness testing in clinical trials with 0 reported pregnancies among women relying on Essure
•	Launch of Essure in certain European countries and in Canada by engagement of well established independent distributors with an existing franchise in gynecology
•	Expansion of the Company’s direct-to-consumer (DTC) activities in Australia with a fully functioning consumer call center staffed by healthcare professionals

For the 2002 first quarter, the Company reported a net loss of $5.9 million, or $0.36 per share, compared with a net loss of $4.1 million, or $0.35 per share, in the comparable period last year. Net sales for the first quarter of 2002 were $276,000, compared with no sales in the first quarter last year; on a sequential-quarter basis, sales of Essure more than doubled. Approximately $110,000 in first quarter 2002 net sales were derived from Europe, of which approximately 50 percent represented first-time orders from distributors, as the Company introduced Essure in several European markets. Cost of sales and start-up manufacturing costs were $746,000 in the 2002 first quarter, representing the cost of early stage product introductions and limited production volumes.

Owing to lower pivotal trial costs, research and development expenses were $2.0 million for the 2002 first quarter, compared with $2.2 million in the prior year’s first quarter. Selling, general and administrative expenses were $3.2 million for the three months ended March 31, 2002, compared with $2.1 million last year. The increase was related to sales and marketing activities as the Company introduced Essure in the U.K., Northern Ireland, Spain, Portugal, Finland, Holland, Belgium and Canada, and continued marketing of Essure in Australia.

Cash, cash equivalents, short-term investments and restricted cash were $26.5 million as of March 31, 2002, compared with $33.8 million as of December 31, 2001.

“The past few months have been a time of critically important commercial and regulatory progress at Conceptus,” said Steven Bacich, chief executive officer. “Much of Conceptus is tightly focused on preparing for an anticipated launch of Essure in the U.S., making sure manufacturing, sales and marketing are in place for a successful market introduction and beyond. Of particular note, last week we reached a tremendous milestone in submitting the Essure PMA. Clinical data included in our submission will be presented on May 7, 2002 by Professor Rafael

Valle, M.D., Northwestern Medical School, at the American College of Obstetricians and Gynecologists (ACOG) Annual Clinical Meeting, being held in Los Angeles.            One key data finding in our PMA submission was the verification of Conceptus’ commercial training program, which to date has yielded similar placement success rates to those reported by our Pivotal Trial clinical investigators, when compared for the first 10 cases.”

“In addition, we are very pleased with the initial introduction of Essure in Europe, and in close cooperation with our growing distribution network we are working to bring this important method of permanent birth control now to the women of Denmark, Sweden and Germany. There will be four clinical presentations and a separate symposium on the Essure system at the European Society of Gynecological Endoscopy meeting in Berlin, being held April 26-28,” continued Mr. Bacich.

“Our McKesson telephone call center in Australia, designed to provide women with information about permanent birth control options and to answer their questions about Essure, is fully staffed by healthcare professionals and is off to a strong start. Since its opening in March, we have been able to ease the bottleneck at the General Practitioner level as women may now be initially directed to OB/GYNs trained in the Essure procedure. We plan to incorporate a similar call center format in other countries, including the United States. In addition, we have continued to market directly to the public hospitals in Australia, which represent about 70 percent of that nation’s tubal ligation procedures, and now are active in public hospitals in every major region there,” Mr. Bacich added.

Separately, the Company announced that it has filed suit against Ovion, Inc. seeking a Declaratory Judgment of Patent Non-Infringement, Invalidity and Unenforceability against Ovion’s Patent 6,096,052. “We had already requested an interference in the Patent Office in this matter and we plan to vigorously protect our intellectual property rights. Our Essure device is our first commercial product for permanent contraception and we have no intention of allowing others to claim rights to our technology, which we have all worked so diligently to develop and bring to market,” commented Mr. Bacich.

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 30 days.

A.    PERMANENT BIRTH CONTROL

Surgical tubal ligation has become the most common form of birth control worldwide, despite the fact that it is invasive and costly. About 92 percent of the laparoscopic procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between three and four hours of hospital recovery time and four to six days, before returning to regular activities and an average of 10 days for procedures performed via laparotomy. Development of a non-incisional method of tubal ligation has been an elusive goal for researchers since the 1970’s.

An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to average about 35 minutes pre-op to post-op for an Essure procedure and to return home about 45 minutes after the procedure is completed. 92 percent of Essure patients who were employed returned to work in one day or less, excluding the day of the procedure. Reliance on Essure does not involve taking drugs or hormones.

B.    ABOUT CONCEPTUS

Conceptus, Inc. is developing Essure, an investigational medical procedure, designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. Essure is currently an investigational device in the United States.

Data from the United Nations show that worldwide, 19 percent of reproductive couples using birth control rely on surgical tubal ligation. Additionally, a survey performed by the United States Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of birth control in the U.S., and that 41 percent of women age 35-39 and 50 percent of women age 40-44 have had a surgical tubal sterilization. An estimated 700,000 surgical tubal ligations are performed each year in the United States.

The Essure procedure is based on a unique and proprietary catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, performance of independent distributors, delays by regulatory authorities, scientific advances by third parties, introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

(Tables to Follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2002	2001
	(unaudited)
Net sales	$276	$—
Operating costs and expenses:
Cost of sales and start-up manufacturing costs	746	—
Research and development	1,982	2,189
Selling, general and administrative	3,214	2,054

Total operating costs and expenses	5,942	4,243

Operating loss	(5,666)	(4,243)
Other income (expense), net	(189)	187

Net loss	$(5,855)	$(4,056)

Basic and diluted net loss per share	$(0.36)	$(0.35)

Shares used in computing basic and diluted net loss per share	16,471	11,723

Conceptus, Inc.

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2002	December 31, 2001
	(unaudited)
Cash, cash equivalents, short-term investments and restricted cash	$26,496	$33,803
Accounts receivable, net	304	247
Inventories, net	1,442	1,134
Other current assets	801	556

Total current assets	29,043	35,740
Property and equipment, net	1,748	1,658
Other assets	356	380

Total assets	$31,147	$37,778

Total liabilities	$3,372	$4,603

Common stock and additional paid-in capital	118,856	118,397
Other comprehensive loss	(4)	—
Accumulated deficit	(91,077)	(85,222)

Total stockholders’ equity	27,775	33,175

Total liabilities and stockholders’ equity	$31,147	$37,778

*	Derived from audited financial statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CO	NCEPTUS, INC.
(Re	gistrant)

By	: /s/ Glen K. Furuta
Glen K. Furuta
Vice President, Finance & Administration
and Chief Financial Officer

Dated:    April 29, 2002